Exhibit 99.1

News Release

Contact:	Mike Russell

Investor Relations

Affirmative Insurance Holdings, Inc.

(972) 728-2117

AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES THE RESIGNATION OF

CFO BIENEK, APPOINTS FORMER DIRECTOR MARK E. PAPE TO POST

ADDISON, Texas (November 21, 2005) – Affirmative Insurance Holdings, Inc. (NASDAQ: AFFM) today appointed Mark E. Pape as executive vice president and chief financial officer, effective November 30, 2005, following the resignation of Timothy A. Bienek, who had served as the Company’s executive vice president and chief financial officer since November 2003.

Pape, 55, served as a director and a member of the Audit Committee for Affirmative from July 2004 through October 2005. Pape most recently served as CFO of HomeVestors of America, Inc., a privately held franchisor of home acquisition and rehabilitation services. From April 2002 through May 2005, he was president and CEO of R. E. Technologies, Inc., a database marketing company for the apartment management industry. From May 1999 to June 2001, Pape served as senior vice president and CFO of LoanCity.com, a venture-backed private company providing an e-commerce platform for independent residential mortgage professionals. From January 1998 to May 1999, Pape was the vice president of strategic planning for Torchmark Corporation, an S&P 500 insurance holding company. From 1995 through 1997, Pape was the senior vice president and CFO of United Dental Care, Inc., a Nasdaq-listed dental HMO and indemnity insurance company. From 1992 through 1994, Pape served as executive vice president and CFO of American Income Holding, Inc., a New York Stock Exchange-listed life insurance holding company that was acquired by Torchmark Corporation in September 1994. From 1979 through 1991, Pape was an investment banker with several firms, including Bear, Stearns & Co. Inc., The First Boston Corporation and Merrill Lynch Capital Markets. Pape has a Bachelor of Arts degree from Harvard College and a Master in Business Administration degree from the Harvard University Graduate School of Business Administration. Pape has been a Certified Public Accountant since 1975.

ABOUT AFFIRMATIVE INSURANCE HOLDINGS

Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.

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